EXHIBIT 5.1
                          JONES, HALEY & MOTTERN, P.C.
                                ATTORNEYS AT LAW

                            SOUTH TERRACES, SUITE 170
                           115 PERIMETER CENTER PLACE
                           ATLANTA, GEORGIA 30346-1238
RICHARD W. JONES                  www.corplaw.net         Telephone 770-804-0500
email: jones@corplaw.net                                 Facsimile  770-804-0509

                                February 8, 2007

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

         Re: NB Telecom, Inc. - Registration Statement on Form SB-2 (SEC File No. 333-134073) [JH&M File No. 3469.01]

Ladies and Gentlemen:

         We have acted as counsel for The Forsythe  Group, a Nevada  corporation
(the  "Company"),   in  connection  with  the  preparation  and  filing  of  the above-referenced registration statement.

         In connection with our representation, we have examined the Company's Articles of Incorporation, the Bylaws, Minutes of Meetings of the Stockholders and Board of Directors, and such other records as we have deemed relevant and necessary to render our opinion as expressed herein. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion, which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company. We have not independently verified or investigated, nor do we assume any responsibility for the factual accuracy or completeness of such factual statements.

         In making our examinations, we assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

         Based on the foregoing, it is our opinion that the shares and the associated stock purchase rights being registered for sale by the Company, have been duly and validly authorized and, when issued and sold in accordance with the terms and conditions set out in the Registration Statement, will be legally issued, fully paid and non-assessable. We do not find it necessary for the purpose of this opinion to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of the various states.

         Our opinion expressed above is limited to the laws of the State of Nevada. We do not express any opinion concerning any other law. The opinions set forth herein are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

         We hereby consent to the filing of this opinion as an Exhibit to the above-referenced Registration Statement, and further consent to the use of our name under the heading "Legal Opinions" therein and in the Prospectus which forms a part thereof.

                                              Sincerely yours,

                                              JONES, HALEY & MOTTERN, P.C.,
                                              a Professional corporation


                                              By:  /s/  Richard W. Jones
                                                  --------------------------
                                                       Richard W. Jones

RWJ:jem
Enclosure